Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inducement Plan of Rigel Pharmaceuticals, Inc. of our reports dated March 7, 2017, with respect to the financial statements of Rigel Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Rigel Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Redwood City, California
November 7, 2017